Exhibit 10.26

Statement of Work

for

“RemoteMDx, Inc.

Offender Tracking Device”

FINAL Revision

January 8, 2005

Wireless Endeavors Inc. Suite 550 1212 31st Ave NE Calgary Alberta Canada T2E 7S8
Phone (403) 313 1241 Fax (403) 374 1706 Web www.wirelessendeavors.com

TABLE OF CONTENTS

Executive Summary		4
1	SOW Signoff – FINAL	6
2	Reference Documents	7
3	Glossary	7
4	Overview	8
5	Roles and Responsibilities	9
5.1	WEI RESPONSIBILITIES	9
5.2	REMOTEMDX, INC. RESPONSIBILITIES	9
5.3	UNASSIGNED RESPONSIBILITIES	9
6	Objective	10
6.1	DESIGN GUIDANCE	10
6.1.1	DESIGN TARGETS	10
6.1.2	SYSTEM ACCESSIBILITY	10
6.1.3	SYSTEM RELIABILITY	10
7	Development Strategy	11
7.1	ASSUMPTIONS	12
7.2	COMMUNICATIONS MODEL	12
7.3	REMOTE CONTROL AND MANAGEMENT	12
7.4	GPS	13
7.5	DATA LOGGING	14
7.6	RUGGED DESIGN	14
7.7	SOFTWARE MODEL	14
7.8	SERVICABILITY	14
7.9	FORWARD ACCOMODATION	15
8	Functional Milestones	16
8.1	MOU AND MOBILIZATION PAYMENT	16
8.2	CONCEPT SIGNOFF MILESTONE	16
8.3	LAB PROTOTYPE MILESTONE	16
8.4	ALPHA MILESTONE	17
8.4.1	DEVICE	17
8.4.2	CHARGER	17
8.4.3	STRAP	17
8.4.4	DELIVERIES	17
8.5	BETA MILESTONE	18
8.5.1	DEVICE	18
8.5.2	CHARGER	18
8.5.3	STRAP	18
8.5.4	DELIVERIES	19
8.6	PRE-PRODUCTION MILESTONE	20
8.6.1	DEVICE AND CHARGER	20
8.6.2	STRAP	20
8.6.3	DELIVERIES	21
8.7	MASS PRODUCTION MILESTONE	22
8.7.1	DEVICE, CHARGER, STRAP	22
8.7.2	DELIVERIES	22
8.8	DOCUMENTATION DELIVERABLES	23
9	Target Manufactured Costs for Devices	24
10	Development Cost Breakdown	25
10.1	DEVELOPMENT COSTS OVERVIEW	25
10.2	MATERIAL EXPENDITURES	26
10.3	TRAVEL EXPENDITURES	27
10.4	CERTIFICATION AND APPROVAL FEES	28
10.5	DISBURSEMENT SCHEDULE	29
11	Risk Assessment	30
11.1	COMPONENT LEAD TIME	30
11.2	OFFENDER MONITOR STRAP	30
12	Options	30
12.1	SCHEDULE ACCELERATION	30
12.2	SERVER API AND APPLICATION	30
APPENDIX A - GPS PRIMER		31

Executive Summary

The Statement of Work for the RemoteMDx, Inc. OTD system presents the body of work that is required to take this product from conception to manufacturing. The development centers on the creation of the Offender Device, its associated Charger, the ankle strap (OTD-Cuff ) and a rechargeable battery pack. The associated server software application(s) and API are not included in this SOW; this effort will be covered by a separate contract. The specifications and functionality of these components are described in the RemoteMDx, Inc. OTD System Specification document. This specification evolved from the initial concept proposed by RemoteMDx, Inc., after being refined and enhanced by Wireless Endeavors, to the current version used for this SOW.

The costs for Engineering R&D Services represent a fixed price based on the listed assumptions and detailed functions listed in the OTD system specification document. The specification document is subject to collaborative review and modification prior to contract signing. The fixed price total will be adjusted to reflect any changes made as a result of the review process.

The cost of development includes
•	The Wireless Endeavors engineering R&D services charges of $ 578,500.00 for the Device, Charger and Battery hardware/software.
•	The industrial design and engineering R&D services, performed by Advanta Design Inc., has a fixed price of $ 180,000.00.
•	The ankle strap design will be performed as a time and material contract (The expected cost is 75,000.00 and should not exceed $100,000.00).
•	The budgeted costs for tooling, licenses, equipment, rental costs and other consumable supplies are estimated at $ 275,000.00.
•	The total cost for the entire development is $ 1,133,500.00

The development schedule spans 31 weeks from receipt of initial mobilization payment to mass production release. The schedule summaries identify milestone payments and material resource procurement requirements.

RemoteMDx - Internal Customer Review

Reviewer	Title	Signature	Date
Bruce Derrick	Project Manager, RemoteMDx
David Derrick	President, RemoteMDx
Randy Olshen	VP Sales, Universal Link Sys
Bryan Dalton	VP Operations, Universal Link Sys

1	SOW Signoff – FINAL

This page is used to signoff receipt of the SOW and acknowledges that both parties are aware of the contents of the document. Items within the SOW may be subject to change as the development proceeds. It is agreed that the detailed requirements in this SOW are being bid at a fixed price. Changes made to the requirements and SOW may impact the total price of the development but will not affect the price of the already quoted items that are not altered.

_____________________________	_____________________________
Dave McNab	Bruce Derrick
General Manager	Sr. Project Manager

Wireless Endeavors Inc.	RemoteMDx, Inc.
Suite 550, 1212 31st Ave. NE
Calgary Alberta Canada
T2E 7S8

_____________________________	_____________________________
Garry Bourns	Michael G. Acton
Business Development	Chief Financial Officer

Wireless Endeavors Inc.	RemoteMDx, Inc.
Suite 550, 1212 31st Ave. NE
Calgary Alberta Canada
T2E 7S8

2	Reference Documents

Schedule 1 – Product Specifications, Offender Tracking Device
Appendix A – GPS Primer

3	Glossary
There are a number of acronyms and abbreviations used throughout this proposal.

OMC	Offender Monitoring Center
RF	Radio Frequency
MOU	Memorandum Of Understanding
NRE	Non Recurring Engineering
GPS	Global Positioning Satellite system
SLA	Stereo Lithographic Assembly, a means of creating a 3D physical part
LED	Light Emitting Diode
SPL	Sound Pressure Level
OTD-Cuff	Strap for securing the device to an offender ankle.
OTD	Offender Tracking Device
FCC	Federal Communications Commission
PTCRB	PCS Type Certification Review Board
SAR	Specific Absorption Rating
MPE	Maximum Permissible Exposure
UL	Underwriters Laboratory
IC	Industry Canada (equivalent to FCC)
CSA	Canadian Standards Association (equivalent to UL)
AGPS	Assisted GPS, via remote computational facility
EOTD	Estimated Observed Time Difference
TDOA	Time Difference Of Arrival
IMSI	International Mobile Subscriber Identity
AC	Alternating Current
DC	Direct Current
Li-ion	Lithium Ion
MS	Mobile Station
SMS	Short Message Service
GPRS	General Packet Radio Service
TCP/UDP	Transmission Control Protocol / User Datagram Protocol
IP	Internet Protocol
IR	Infrared
ASCII	American Standard Code for Information Interchange
RSSI	Received Signal Strength Indicator

4	Overview

The Offender Tracking Device System envisioned by RemoteMDx, Inc. requires the design and development of four entities:

Ankle electronics, a wireless body worn tracking device,
OTD-Cuff, a single use band used to fasten the ankle electronics to the offender.
Fixture for charging up to 2 batteries at once
Rechargeable battery pack, a custom tooled battery used to power the ankle device.

The Offender Tracking Device allows a monitoring center to detect the location of an offender and the offender’s attempts to tamper with the device. When the device is attached to an offender’s ankle and activated, it makes use of a GPS receiver to determine the offender’s position and a cellular wireless link to communicate these coordinates to the center. The monitoring center can contact an offender whenever the device has adequate cellular signal, using the integrated cellular speakerphone. Automatic alerts can be sent to the server when the wearer travels outside a specified area or attempts to enter an “off limits” area. The OTD will be water resistant to 3 meters.

The ankle strap or OTD-Cuff is a reinforced band used to secure the Electronics assembly to the offender. The strap is permanently fixed to the offender and requires the destruction of the strap for removal. The strap incorporates a metal strip to ensure the strap does not shrink or stretch as well as electrical and optic continuity detection circuits/paths for tamper detection. The strap is made to be inexpensive yet strong while the optical continuity assists in making it very difficult to circumvent and remove without detection.

The Charger is used to recharge the primary batteries for the OTD. Two slots are provided to simultaneously charge two batteries, each with its own independent charge indication LED. If it is determined that it is more advantageous to incorporate a third party charger then the mechanical and electronic development will be reduced.

The charger is powered by an off-the-shelf AC adapter to exploit the cost advantage and avoid the associated UL certification costs. This also permits the easy replacement of the power source in case the adapter suffers a lightning strike. AC adapters commonly include ample surge protection to guard against most power surges commonly experienced on urban power grids.

The rechargeable battery is recommended to be either Lithium-Ion type or Nickel-Metal Hydride to leverage high capacity and environmentally friendly characteristics. Temperature and current protection devices will eliminate the potential for injury to the offender. The battery pack should be water resistant to 3 meters.

5	Roles and Responsibilities
During the development of the OTD and associated assemblies, WEI and RemoteMDx, Inc. will take responsibility for specific activities.  Collaboration and coordination are used to ensure that development objectives can be satisfied within the established timeline.

5.1	WEI RESPONSIBILITIES

WEI assumes the lead on development roles, and will be responsible for:

•	System Architecture
•	Design and development of Device and Charger hardware and embedded firmware
•	Testing of the over-the-air interface of the device
•	Lab testing and fault resolution of equipment
•	Ergonomic and Industrial Design
•	Mechanical Tooling
•	Creating an optimized manufacturing fabrication and test process
•	Certification of device and Charger
•	User Documentation

5.2	REMOTEMDX, INC. RESPONSIBILITIES

RemoteMDx, Inc. assumes the lead on commercial / operational roles, and will be responsible for:

•	Timely review and feedback of deliverables and acceptance of revisions
•	Procuring samples of competitor devices and equipment
•	Analysis of Competitors and Associated Technologies
•	Marketing and Sales (Promotion of RemoteMDx, Inc. to market)
•	Operations
•	Field Trials and evaluations.
•	Manufacturing & Logistics (Contract manufacturer to be selected)
•	Materials Procurement (may be performed by contract manufacturer)
•	Fulfillment (Either manufacturer or domestic distributor will perform this function)
•	Customer Service (call center, help desk, assistance, RMA, etc.)

5.3	UNASSIGNED RESPONSIBILITIES

Post contract activities fall outside the scope of this SOW.  They will be addressed under separate agreements at the discretion of RemoteMDx, Inc.

•	Maintenance of equipment and services, (operating expenses)
•	Device and Charger servicing and repair (handled under manufacturing agreement)
•	Follow-on features and enhancements (future contract(s) addressed as needed)

6	Objective

WEI intends to complete the design and integration of a Offender monitoring device and its associated Charger within the time and financial constraints as specified within this document. WEI intends to optimize the product for low cost of goods and manufacturing with an offshore manufacturer. The product will incorporate modular design to simplify migration to other wireless products.

6.1	DESIGN GUIDANCE

6.1.1	DESIGN TARGETS

Expected Battery life for device	The expected battery life for the device is targeted at 48 hours of nominal operating time or 2 hours of continuous talk time.
Expected GPS accuracy	The GPS autonomous operation expected accuracy is 100 feet from a cold start in less than 50 seconds. Assisted GPS should have similar accuracy but a much faster response.
Design volume Device	The hardware being created is targeted for a volume production of 25000 pieces.
Cost of Goods Device & Charger	The target hardware cost of goods for the device is expected to be no more than $225 US for a quantity of 25,000.

6.1.2	SYSTEM ACCESSIBILITY
This statement of work includes a reasonable number of fallback scenarios in an effort to minimize the likelihood of a device not connecting to a server. Devices making use of the cellular network and associated internet infrastructure are subject to those systems’ quality of service and availability. The device will make every attempt to engage these systems however their availability is not under its control.

6.1.3	SYSTEM RELIABILITY
This statement of work and associated specifications do not include specific requirements for the Offender Monitoring Center or its database(s).  Wireless Endeavors recommends the use of redundant or back-up equipment to ensure service. Dual servers, gateways and geographic separation can greatly improve server availability, reliability and fault tolerance (equipment failure) at the expense of additional equipment and operating expenses. The Offender Monitoring Center is the responsibility of RemoteMDx.

7	Development Strategy

Under normal circumstances a development of this scope would take a year to complete however WEI has done everything within its power to accelerate the development to complete it substantially sooner. The tradeoff in compressing this development is that the development costs, especially in the procurement of specialized tooling may be more than an extended schedule.  The following figure outlines the development timeline.  Refer to the disbursement schedule for the milestone payments.  This schedule is subject to change as engineering changes are evaluated and/or implemented.

7.1	ASSUMPTIONS

The following assumptions have been made concerning the development effort scope.

•	No AMPS operation. Analog cellular will not be supported.

•	No electro-mechanical release mechanism will be included

•	The device design will examine the options for making the device float.

•	The server application may be developed under a separate contract.

•	The performance of the cellular network and GPS receiver is subject to location and is beyond the control of WEI, the device and RemoteMDx, Inc.

•	WEI will perform lab tests on all devices.

•	RemoteMDx, Inc. will perform field trials and evaluations

•
RemoteMDx, Inc. will be responsible for certification testing and submission fees.  Submission to the FCC is expected to occur at the pre-production milestone coincident with the beginning of the manufacturing phase.  This makes the assumption that no additional changes would be required pending FCC approval.  If changes are required, the manufacturing completion milestone may be affected.

•
RemoteMDx, Inc. will be responsible for the costs associated with assemblies such as SLAs, manually produced straps or prototype chargers.  These have been included in the material budget, however they are rough estimates based on anticipated quantities and complexity.  The quantities identified are for engineering and marketing purposes and may be adjusted as needed by either RemoteMDx or WEI by mutual agreement.

7.2	COMMUNICATIONS MODEL
The communications model used to exchange data between the device and the server is a combination of encrypted packet data and SMS messages. Under normal circumstances the device will remain in data mode so that it can exchange data with the server. The device will use SMS during voice calls to exchange data with the server. It has been WEI’s experience that the communications model may change as development proceeds and priorities shift from one item to another. For this reason, the communications model is designed to be flexible and can accommodate moderate changes very easily.

7.3	REMOTE CONTROL AND MANAGEMENT
The remote control and operational management of the device is accomplished through the use of the wireless communications modem.  Command messages may arrive via SMS or IP data packets but will be treated in the same fashion. Responses and acknowledgements are handled according to the delivery mechanism. Messages sent from any originating source on the internet will arrive at the device via the modem, after which they are decoded and processed. The communication model will be defined in an API Description, which will include
•	theory of operation
•	a definition of the protocols involved (such as UDP, TCP, IP, SMS or other messaging protocols as needed)
•	device function definitions (including status, request, response and acknowledgement message descriptions)

•	For both SMS and GPRS packets, provide standardized definition of packet construct including standardized packet headers and defined fields.
•	transmission and exception handling rules implemented in the OTD. Including rules and methods implemented for retransmission, error detection, packet handshaking (including ack/nack protocols),
•	some example messages.
The device functionality will be fully accessible via the internet, and the API Description will describe how the messages are to be constructed and decoded in an actual API (for example, in a server application.) WEI will create a basic PC-based test application to exercise the communication model and validate its operation. This test application and source code will be made available to RemoteMDx, Inc. for verification and as an example of how the model is to be implemented in a full application.

7.4	GPS
The GPS receiver used in the ankle device will make use of the US government’s system of global positioning satellites to derive the location of the device as represented by a latitude and longitude coordinate pair. Since selective availability (SA) has been turned off, all GPS receivers have the same access to the GPS signal. As well a data channel contained in the GPS signal provides the ephemeris data (almanac) used by the receiver to correct for atmospheric effects and satellite orbit.

It is understood that in the interest of achieving very high accuracy position determination, RemoteMDx would like to pursue enhanced GPS services.  Refer to “Primer: The GPS satellite system” at the end of this document for more information on GPS-enhancing services.

WEI will design the OTD’s locationing services based solely on autonomous GPS operation using a high accuracy Motorola Oncore FS receiver.  This receiver also contains functional blocks to support MS-based and MS-Assisted GPS.  This means the design supports future implementation of MS-based or MS-assisted operation.

The MS-Assisted (GSM-locationing) configuration would be dependant on carrier infrastructure, and a third party service.  RemoteMDx is encouraged to solicit information from the prospective carrier as to the operation and interface requirements for this service.  At present, MS-Assisted services are primarily used for 911 (or similar) emergency locationing; thus these services may only be available on an infrequent basis, and would this be used as a backup locationing method.  It is expected that MS-Assisted operation will be required in the future; this will be negotiated through an engineering change request.

The MS-based configuration is an enhanced GPS feature that may be practical to implement since it would not be dependent on infrastructure or third party services.  However, MS-based operation would involve additional firmware on the OTD device, and would require a network-based server which can provide the OTD with the following data: Ephemeris, Satellite Clock Corrections, Approximate location (<30 kilometers), Time and Date - 2s accuracy.  If required, this will be negotiated through an engineering change request.

7.5	DATA LOGGING
An analysis of the monitoring service has identified the logging of data as the most critical function, primarily due to the threat of litigation. All data readings are time stamped and logged, first in a temporary on board memory and then sent to the server for analysis and storage there.

Data logging is handled under two classes of information each with its own regimen for data buffering and upload.
1.	Location and alarm records
2.	Operational information log

Data readings are taken at selective time intervals. This could include GPS position, Cellular connection, signal strength, battery level and tamper alarms. These readings are compressed and stored in secure memory. This memory structure is made as large as possible to accommodate long intervals when a cellular connection cannot be made. The data log can also be accessed using the device’s local diagnostic communications connector. Data logs and access to the device are all secured. Authentication parameters will be programmed by RemoteMDx, Inc. and will not be available to or known by WEI, it is specific to RemoteMDx, Inc.

7.6	RUGGED DESIGN
The design of the OTD, ankle strap, battery and charger will use proven materials to guard against intentional and unintentional damage. While the strap is designed to be destroyed to remove the device, the strap will still present a deterrent to the offender since it is virtually impossible to remove the device without setting off the tamper detection.

7.7	SOFTWARE MODEL
The software will be created using a modular approach to ease porting portions of the embedded application to future devices. Software is fully version controlled and version numbers can be determined by the system or locally through the OTD service connector.  Version number is also reported in response to remote command requests.  The software design will contain state diagrams or charts for ease of maintenance and modification. Built in test will be utilized wherever appropriate.
- Configuration Parameters (operating values) will be retained in non-volatile memory; these parameters will assume a default factory configuration and will be configurable from the diagnostic interface or via the over-the-air interface.
- It is expected that all timestamps will be in UTC time to eliminate time zone and daylight savings ambiguity,
- To assist in facilitating direct port of software to other products all timers, intervals, and selected sensory indicators must be configurable parameters

7.8	SERVICABILITY
Since the device electronics may be buried in the case it may not be possible to service all components. The design of the OTD will focus on creating a core engine that could be replaced without de-soldering components to ease the serviceability of the device. The device design could be more rugged, secure and water resistant if it is treated as a disposable unit, such as sealing, potting or encasing components inside the unit. RemoteMDx may elect to use this approach and forfeit component serviceability. The SIM card will be readily serviceable by the Supervision officer.  The secondary battery may be serviceable depending on the final design.

7.9	FORWARD ACCOMODATION
Service protocols and formats are to allow for future projects.   For example, currently our data packets will almost always be very small.  Future products may require use of much larger data packets and include transmission of binary data.  Implemented protocols must be flexible enough to pass either binary or ASCII data and accommodate variable packet lengths.  It is expected that data communication will use UDP services and that error checking and retransmission services will be performed at the application layer level, however, TCP services may be utilized.

8	Functional Milestones

8.1	MOU AND MOBILIZATION PAYMENT

This portion of the development is initiated by the signing of the MOU and the disbursement of the mobilization payment. These funds are used to initiate the engineering effort, purchase materials and equipment, and secure contractors and key personnel. Capital equipment expenditures and major purchases will be either directly billed to RemoteMDx, Inc. or facilitated by Wireless Endeavors on RemoteMDx, Inc. behalf.

Prior to concept signoff, draft Technical and Functional Specifications will be completed and submitted for review as part of this statement of work.

8.2	CONCEPT SIGNOFF MILESTONE

Acceptance of the specifications and statement of work is also integral to this milestone. A payment, associated with this milestone, is used to continue the engineering effort and to support the construction of the engineering and mechanical samples.

At this stage the statement of work is final.  Changes or revisions to the project scope, deliverables,  specifications, product design, or other relevant sections in the statement of work are still possible or may even be required after concept signoff.  Since changes or revisions may impact the schedule and/or cost, they must be discussed between WEI and RemoteMDx and will be subject to an Engineering Change process.  To facilitate this, an Engineering Change Request (ECR) is generated by either RemoteMDx or WEI.  Upon acceptance of the ECR, an Engineering Change Order (ECO) will be generated by WEI to document changes.  This document will supplement and/or supercede relevant sections in the Statement of Work or other ECOs.

8.3	LAB PROTOTYPE MILESTONE

The laboratory prototypes constitute the earliest deliverable hardware. Two (2) hand built electronics “big” boards will be provided to demonstrate the proof-of-concept and feasibility and operation of the device. Additional units may be available at a cost of $ 750 (USD) each. Big boards will initially support basic functions such as obtaining a GPS fix or sending/receiving data, and will be used by WEI engineers to aid in development of the firmware and electronics.  As development proceeds, firmware and hardware modifications may be made to these devices to enhance their performance. It is important to note that since these devices will be superceded by the Alpha and Beta Devices, their usefulness may be short lived and may not be maintained for the life of the development project. This platform will be delivered to RemoteMDx, Inc. to permit preliminary demonstrations and marketing activities.

The final battery pack will not be included in this deliverable however a similar sized battery with pigtail connection will be used for powering the device.

Six (6) non-functional cases or samples in the approximate form factor will also be provided to RemoteMDx, Inc. for evaluation of ergonomics and for marketing purposes.  The strap will not be provided with the prototype samples.

8.4	ALPHA MILESTONE

The Alpha unit is the first iteration of the device that follows the physical constraints. The device and Charger support the functions as listed below. Due to the time constraints the alpha units will support a limited feature set. Device communication will be exercised through a test program running on a PC. The Alpha devices should be able to be modified as development proceeds, to support new features as they become available.  The Alpha deliveries will not be recommended for resale.

8.4.1	DEVICE

Five (5) Alpha OTD electronic assemblies and SLA cases will be built. The cost for the SLA cases is roughly estimated to be no more than $1500 per case based on this quantity. The electronic components and SLAs have been included in the material costs. Additional units may be available at time and material costs.  The electronics will be hand-built and integrated into the cases by WEI.

WEI requires at least two of these samples to support ongoing development and the remaining units will be available for use at RemoteMDx, Inc.’s discretion.  This will be the first implementation of a form-factor compliant device.

8.4.2	CHARGER

At this stage, at least one charger will be provided to RemoteMDx which will be manually built.  This is to allow recharging of the batteries for the Alpha devices.  It is understood that the appearance of the charger is not a concern at this stage, so it may use an off-the-shelf enclosure.  More chargers can be made available at time and material costs

8.4.3	STRAP

Straps will not be provided at this stage.  It is assumed that Alpha devices may be secured using an off-the-shelf nylon strap or similar.

8.4.4	DELIVERIES
(on or before Millstone Date):
Device	Charger	Miscellaneous
•  First generation mechanical form factor will incorporate all functionality of the lab prototype and battery
•  Unit will be able to determine GPS location
•  Unit will incorporate call screening, SMS and speaker phone
•  Serial numbers will be used to identify units
•  Drawings and designs for the strap will be available for review.
	• Prototype Charger • Charging two batteries independent of each other • 5 hour max charge time • AC adapter	• PC application will be available to exercise communications protocol. • 2 sets of diagnostic interface cables

8.5	BETA MILESTONE

The Beta Milestone device and Charger units are refinements of the Alpha device and charger units, respectively, in both physical and functional performance. The circuit boards and firmware will be revised to optimize the manufacturability, cost of goods and functionality. The Beta deliveries will not generally be recommended for resale.

8.5.1	DEVICE

Twenty-Five (25) Beta OTD electronic assemblies will be built at a local contract manufacturer so that the complete process can be monitored and optimized directly by Wireless Endeavors. The electronic components have been included in the material costs, however, the cost of automated setup, assembly and test is the responsibility of RemoteMDx, Inc. Additional units may be available at time and material costs.

Five (5) Beta OTD SLA cases will be built. The cost for the SLA cases is roughly estimated to be no more than $1500 per case based on this quantity. The SLAs have been included in the material costs. Additional units may be available at time and material costs.

Five of the electronics assemblies will be integrated into the SLA cases by WEI.  WEI requires three of these samples to support ongoing development and the other two units will be available for use at RemoteMDx, Inc.’s discretion.  This will be the second generation of the device, and is expected to be the final form factor, however changes or revisions may be required.
The remainder of the electronic assemblies (20) may be incorporated into urethane cases at a point after the Beta Milestone. These would be for the purposes of executing field trials and certification testing.  This will be negotiated though ECR/ECO.

8.5.2	CHARGER

Five (5) Beta OTD SLA cases will be built. The cost for the SLA cases is roughly estimated to be no more than $1000 per case based on this quantity. The SLAs have been included in the material costs. Additional units may be available at time and material costs.

WEI requires three of these samples to support ongoing development and the other two units will be available for use at RemoteMDx, Inc.’s discretion.  This will be the first generation form factor charger to allow for charging of the Beta devices as well as demonstration.

WEI can accommodate additional chargers for demonstration and field trials.  These can be made available at time and material costs. Since the bulk of the charger cost is the SLA, RemoteMDx may elect to have these additional units build with off-the-shelf cases to reduce cost.

8.5.3	STRAP

Five (5) security straps will also be produced.  These will be the first generation of straps.  Since they are manually produced, they may not reflect the final look and texture.  These will be provided as part of the time and materials cost for the industrial design of the strap.

8.5.4	DELIVERIES

Device	Charger	Miscellaneous
•  Device will incorporate all functionality of Alpha unit
•  Second generation mechanical form factor
•  Functional refinements
•  Battery capacity test results and recommendations
•  Power management will be incorporated
•  Device will maintain a GPS log
•  Device will be capable of sending logs, alerts and messages to Server

	• Device will incorporate all functionality of Alpha unit • Second generation mechanical form factor • First generation charger and AC adapter	• First generation Security Strap

8.6	PRE-PRODUCTION MILESTONE

8.6.1	DEVICE AND CHARGER

The pre-production phase of the development provides a means of evaluating the design for manufacturability. This will assist in the determination of the optimal manufacturing process, which tests are important, what problems we encounter in assembly, and what can be done to improve production yield and costs. It is expected that most problems will have been encountered during alpha and beta phases so this effort is largely fine tuning the process.  This phase also provides a means of evaluating and incorporating mechanical form factor revisions (e.g., texturing, feature refinement, etc.) into the hard tooling.  Units may be suitable for resale depending on tolerance of appearance and texture.

Because WEI is aggressively compressing the development and manufacturing cycles to complete milestones within RemoteMDx’s required time frames, the mechanical manufacturing process cannot be tested until the manufacturing phase.  This is the result of the necessary use of SLAs throughout the development, instead of the traditional iteration of hard tools, which normally spans many months.

To qualify the electronic manufacturing process, WEI will produce 50 device and charger assemblies at a local contract manufacturer so that the complete process can be monitored and optimized directly by Wireless Endeavors. These assemblies will use the first batch of hard-tooled parts.  Since the tools themselves may require refinement, the plastics for the assemblies may not represent the final texture and appearance of the mass-produced parts.  The cost for these assemblies is included in the budget.

Additional units may be available at time, material and assembly costs.

At least 10 of the units produced in the Pre-production phase will be used to support certification testing and approvals. Subsequent iterations may require retesting however it is envisioned that most changes would be subject to permissive changes with only a letter of submission.

8.6.2	STRAP

It is expected that production-quality straps will use an extrusion molding, over-molding, or equivalent process.  In order to submit the device for certification testing, the strap must reflect the final design.  Thus production straps will be required at the end of this phase, and will be provided as part of the time and materials development.

8.6.3	DELIVERIES

Device	Charger	Miscellaneous
•  Device will incorporate all functionality of Beta unit
•  Device will support configuration parameter changes via remote commands (SMS & data channel)
•  Device will initiate alerts based on GPS location
•  Device will maintain an activity log
•  Device will be capable of uploading log to server
•  Device will support firmware upgrading over the air
• Charger will incorporate all functionality of Beta unit
•  Certification for SAR, and FCC parts 15, 22, 24 will be complete
•  Carrier acceptance testing and PTCRB certification will be submitted once FCC certification has been received.
•  Hard tool for device and Charger plastics will be complete but may require refinements or adjustments
•  Tools for production of the Strap will be complete but may require refinements or adjustments
•  First article production plastics for device, charger and straps available

8.7	MASS PRODUCTION MILESTONE

8.7.1	DEVICE, CHARGER, STRAP

The mass production phase targets the production of devices for resale to end customers. The devices will be fully functional.   All manufacturing, installation and user documentation will be provided. The completion of this milestone is not contingent on the actual manufacture of the device/charger since RemoteMDx, Inc. may elect to postpone the build to suit market demands. The Device and Charger mass production milestone will be considered complete when WEI demonstrates the readiness of the Device and Charger for mass production.

Wireless Endeavors recommends the subsequent production of 500 to 1000 production units once the tools are finalized.  These units will be suitable for resale. RemoteMDx, Inc. may adjust this number at their discretion to meet strategic plans. The number needs to be chosen based on RemoteMDx, Inc.’s forecast for the first months of operation. The benefits of running a larger lot as opposed to several smaller lots is the reduced cost of production, more consistent products, and material planning. The benefit of running a smaller lot is reducing yield risk due to tweaking of the process.  The cost of inventory is the primary consideration. The cost of material, setup, assembly and test is the responsibility of RemoteMDx, Inc. RemoteMDx, Inc. can select a contract manufacturer for the build or WEI can recommend a local CM to allow quick response to manufacturing issues. Migration to offshore manufacturing is not recommended unless a high and sustainable volume can be justified.

8.7.2	DELIVERIES

Device	Charger	Miscellaneous
• Final tools • FCC certification	• Final tools
•  User Documentation will be available for posting on website or conversion to printed material.
•  Localization will support English language only. Spanish, French or others would be provided under follow on contracts.
•  Final tooling for strap

8.8	DOCUMENTATION DELIVERABLES

Interim documentation is made available to RemoteMDx, Inc. for review as it is produced depending upon the nature of the documents. WEI will make every effort to provide this information in a timely manner unless it unduly affects the final delivery date. Final documents will be made available to RemoteMDx, Inc. upon their completion.

OTD USER GUIDE	Documentation for the field Supervision Officer showing how to attach and detach the device. How to change SIMs, external battery etc.
MANUFACTURING PROCEDURE	Documentation for the contract manufacturer showing the optimal assembly process, inspection, acceptance testing, and bulk packaging.
TEST PROCEDURE	The detailed information for the manufacturing acceptance test procedure.
BILL OF MATERIAL	The bill of material showing part numbers, quantities, manufacturers, alternatives, designators and population options if needed.
MECHANICAL FABRICATION DRAWINGS	Printouts and electronic files for the mechanical parts including 2D and 3D models.
PCB PHOTOTOOLS AND DESIGN FILES	Gerber files and electronic design files (Protel format) for the OTD device, battery pack and charger.
SCHEMATICS	Printed and electronic copies of the schematics for the OTD device, battery pack and charger.
THEORY OF OPERATION	The theory of operation for the device (required for FCC) detailing design and workings of the electronic circuits of the device and monitoring system.
SOFTWARE SOURCE, OBJECT AND SERVER FILES	The source, compiled object and hexadecimal download software files (electronic only) for the embedded firmware for the device. The source code for the PC test program will be provided.
Diagnostic Interface Guide
Independent document specific to diagnostic communication interface.  Describes usage in manufacturing or field service; includes (but not limited to) setup, device configuration, firmware loading and updates, command descriptions and protocol(s).

Communication Protocol Guide
Documentation intended as a programmer’s reference for implementation of server software. Includes (but not limited to) data packet constructs; communication protocols and exception handling rules; itemization of supported remote commands and design overview on how OTD reacts to each; state diagrams for event control; itemization of alarm conditions, how generated and action taken; breakout of factors tested for in self test diagnostics and resultant error codes raised.

9	Target Manufactured Costs for Devices

To arrive at a manufactured cost of goods (including assembly labor) a projected bill of material and estimated associated price was compiled. WEI used its experience to determine which parts would be required and then sought budgetary pricing for the complete BOM based on a single production lot of 25000. Labor (assembly and test) was estimated at 10% and component overhead at 3% of BOM. Tolerance on all costs is +/- 10%.

Custom manufactured materials such as the cases and strap do not include the amortized tooling charges since these charges are paid for when the tool is made.

Item	Manufactured Cost
Offender Tracking Device (Monitor)	175.00
Offender Tracking Device Battery Pack (1)	15.00
Offender Tracking Device Charger	25.00
Offender Tracking Device Strap (OTD-Cuff )	10.00

10	Development Cost Breakdown

10.1	DEVELOPMENT COSTS OVERVIEW

Offender Tracking Device	Monitor	Electronic design	$511,000.00
		Industrial design	$100,000.00
		Materials	$125,000.00
	Charger	Electronic design	$30,000.00
		Industrial design	$50,000.00
		Materials	$55,000.00
	OTD-Cuff	Electronic design	$22,500.00
		Industrial design	$100,000.00	*
		Materials	$45,000.00
	Battery pack	Electronic design	$15,000.00
		Industrial design	$30,000.00
		Materials	$50,000.00

Total Fees (USD)			$$140,000.00

WEI labor	$578,500.00
Industrial Design Labor	$280,000.00
Materials and Hard Costs (estimate)	$275,000.00

Note	Travel will be done at RemoteMDx, Inc. s’ discretion and cost.
Certification testing fees are the responsibility of RemoteMDx, Inc.
Tooling costs are not under the control of WEI and are estimates only. Actual fees may be more due to tool complexity, delivery time requirements, and excessive revisions.
Material fees for the production build(s) are not included and are the responsibility of RemoteMDx, Inc.
Server application and API are not included as part of this SOW.
*OTD-Cuff Industrial design time and material cost is roughly estimated at under 100,000 and will depend on the strap design prior to concept signoff this may

10.2	MATERIAL EXPENDITURES

Material expenditures are detailed in the following table. These figures are estimated using the specifications provided by RemoteMDx, Inc. and the expected implementation that has been the focus of this SOW. Individual items that exceed 20,000.00 in cost may be directly billed to RemoteMDx, Inc.. Items that may exceed budgeted amounts will be approved by RemoteMDx, Inc. before proceeding with a purchase. Approved purchases in excess of a budgeted amount will be covered by RemoteMDx, Inc..

An accounting of material item expenses will be made available for audit by RemoteMDx as they are incurred.

MATERIAL ITEMS	COST (EST.)
Device/Charger/Strap Hard Tools	$120,000.00
Device/Charger/Strap Hard Tool Modifications	$8,000.00
Prototype SLA Parts	$8,000.00
Alpha, Beta SLAs for Devices[1]	$15,000.00
Beta SLAs for Charger[2]	$5,000.00
Total Tooling Charges	$156,000.00

Strategic components	$27,000.00
Evaluation Samples	$3,000.00
GPS Evaluation Samples	$2,000.00
PCBS	$16,000.00
Assembly services	$6,000.00
Rental Equipment	$22,000.00
Service Fees (GSM/GPRS accounts)	$5,000.00
Development Environment	$9,000.00
Test Equipment	$19,000.00
Text Fixtures	$8,000.00
Consumables	$2,000.00
Total Engineering Materials	$119,000.00

Total all Materials	$275,000.00

1 Assumptions on the cost and quantities required are listed under the associated Alpha and Beta milestone sections.

2 Assumptions on the cost and quantities required are listed under the associated Alpha milestone section.

10.3	TRAVEL EXPENDITURES

Travel is done at RemoteMDx, Inc. discretion and expenditures are the responsibility of RemoteMDx, Inc. All travel must be pre-approved by RemoteMDx, Inc. before any commitment to reimburse is in place.  The estimate for team travel costs during the 7 months duration of the project is 35,000.00 based on 7 trips (one each month at 5,000 each).

10.4	CERTIFICATION AND APPROVAL FEES

The certification fees detailed below are the responsibility of RemoteMDx, Inc. and are estimates only, prices may vary depending upon the test facility used. FCC testing includes parts 15B, 22 and 24 for the ankle device and part 15B for the charger. The battery does not require certification however battery manufacturers of Lithium-ion batteries require their own conformance testing for liability purposes. WEI will compile the documents required to submit for FCC and to assist the test facility (phone support) in their testing.

SAR certification is required for the ankle device since it operates within 20 cm of the human body. Since it is attached to the leg and does not normally come in close proximity to soft tissue (head and torso) it may be possible to use MPE as an alternate certification. WEI will compile the documents required to submit for SAR and/or MPE and to assist the test facility (phone support) in their testing.

IC testing is required only if the device is intended to be sold into Canada.

The device must be submitted to PTCRB testing at an approved facility in order to be operated on a carriers network. This testing is for the ankle device only. WEI will compile the documents required to submit for PTCRB and to assist the test facility (phone support) in their testing.

Carrier approval, which has no associated cost, is still required and could incur incidental costs to assist the carrier in their testing such as travel to overseeing the tests or answer questions on operation of the device. Documentation for Carrier certification is limited to operator’s manual and proof of FCC, SAR and PTCRB certification.

UL and CSA approvals are not required.

All certification and approvals testing is the direct cost responsibility of RemoteMDx, Inc..

APPROVAL TYPE	FEES (EST)
FCC Approval (Device)	$8,000.00
FCC Approval (Charger)	$3,000.00
SAR Testing (Device)	$8,000.00
IC Approval (Canada)	$6,000.00
Carrier Approval	$-
PTCRB Approval (USA)	$8,000.00
UL Approval	$-
CSA Approval	$-
Estimated Approval Fees Total	$33,000.00

10.5	DISBURSEMENT SCHEDULE

		DISBURSEMENTS[5]
DATE	MILESTONE	WEI LABOR	INDUSTRIAL LABOR	MATERIAL BUDGET	TOTAL
NOV 22	DEVELOPMENT START	$144,000.00	$56,000.00	$60,000.00	$260,000.00
JAN 14	CONCEPT SIGNOFF	$138,000.00	$63,000.00	$40,000.00	$231,000.00
JAN 31	LAB PROTOTYPE DELIVERY	$98,000.00	$63,000.00	$115,000.00	$276,000.00
MAY 16	PRE-PRODUCTION	$98,000.00	$60,000.00	$30,000.00	$188,000.00
JUNE 13	RELEASE TO MANUFACTURING	$110,500.00	$38,000.00	$30,000.00	$178,500.00
TOTALS		$578,500.00	$280,000.00	$275,000.00	$1,133,500.00

1.	The Material budget incorporates the SLA materials in disbursement schedule.
2.	The Industrial labor budget incorporates the estimated time and materials for the strap development.

5 It is suggested that RemoteMDx, Inc. set aside a maximum of 25% total labor budget for use as acceleration funds

11	Risk Assessment

11.1	COMPONENT LEAD TIME

It is WEI’s intent to purchase adequate stock of components and materials to ensure engineering devices can be fabricated.  Funds to procure the materials for development and pre-production devices are included in the Mobilization, Concept Signoff and Prototype Delivery Milestone Payments.

Strategic procurement may be necessary due to minimum stock purchase requirements (for example, a reel of a particular component is only sold in quantities of 12000) or long lead-time components or materials.  In such an event, WEI will inform RemoteMDx, Inc. as early as possible to the lead-times for these items so that RemoteMDx can purchase them in a timely manner.  This will minimize any potential impact on the development and production delivery schedule.

11.2	OFFENDER MONITOR STRAP

The Offender strap design depends on the concept selected and as of SOW signoff is continuing to be investigated.  It is anticipated that the industrial design and material costs for prototypes will not exceed $100,000 however it could be significantly more or less depending upon the amount of labor involved.

12	Options

12.1	SCHEDULE ACCELERATION

Opportunities for accelerating the development schedule will be discussed with RemoteMDx, Inc.. RemoteMDx, Inc. will elect to address each acceleration effort separately as they occur and will release any additional funds as required. Since these opportunities may not occur at a predetermined time, RemoteMDx, Inc. may elect to maintain an acceleration fund that can be activated as needed. It is suggested that RemoteMDx, Inc. set aside a maximum of 25% total labor budget for use as acceleration funds. This is totally at RemoteMDx, Inc. discretion.

12.2	SERVER API AND APPLICATION

This SOW does not address the development of the Server API and supporting application or the effort to integrate the application with the existing RemoteMDx, Inc. server code. A quote and SOW for this effort can be created for RemoteMDx, Inc. review.

APPENDIX A - GPS PRIMER

The Global Positioning System (GPS) is a satellite-based navigation system made up of a network of 24 satellites placed into orbit by the U.S. Department of Defense. GPS was originally intended for military applications, but in the 1980s, the government made the system available for civilian use. GPS works in any weather conditions, anywhere in the world, 24 hours a day. There are no subscription fees or setup charges to use GPS.

How it works…

GPS satellites circle the earth twice a day in a very precise orbit and transmit signal information to earth. GPS receivers take this information and use triangulation to calculate the user's exact location. Essentially, the GPS receiver compares the time a signal was transmitted by a satellite with the time it was received. The time difference tells the GPS receiver how far away the satellite is. Now, with distance measurements from a few more satellites, the receiver can determine the user's position and display it on the unit's electronic map.

A GPS receiver must be locked on to the signal of at least three satellites to calculate a 2D position (latitude and longitude) and track movement. With four or more satellites in view, the receiver can determine the user's 3D position (latitude, longitude and altitude). Once the user's position has been determined, the GPS unit can calculate other information, such as speed, bearing, track, trip distance, distance to destination, sunrise and sunset time and more.

How accurate is GPS?

Today's GPS receivers are extremely accurate, thanks to their parallel multi-channel design. Twelve parallel channel receivers are quick to lock onto satellites when first turned on and they maintain strong locks, even in dense foliage or urban settings with tall buildings. Certain atmospheric factors and other sources of error can affect the accuracy of GPS receivers. GPS receivers are accurate to within 15 meters (50 feet) on average.

Newer GPS receivers with WAAS (Wide Area Augmentation System) capability can improve accuracy to less than three meters on average. No additional equipment or fees are required to take advantage of WAAS.

Users can also get better accuracy with Differential GPS (DGPS), which corrects GPS signals to within an average of three to five meters. The U.S. Coast Guard operates the most common DGPS correction service. This system consists of a network of towers that receive GPS signals and transmit a corrected signal by beacon transmitters. In order to get the corrected signal, users must have a differential beacon receiver and beacon antenna in addition to their GPS.

The GPS satellite system

The 24 satellites that make up the GPS space segment are orbiting the earth about 12,000 miles above us. They are constantly moving, making two complete orbits in less than 24 hours. These satellites are traveling at speeds of roughly 7,000 miles an hour.

GPS satellites are powered by solar energy. They have backup batteries onboard to keep them running in the event of a solar eclipse, when there's no solar power. Small rocket boosters on each satellite keep them flying in the correct path.

Here are some other interesting facts about the GPS satellites (also called NAVSTAR, the official U.S. Department of Defense name for GPS):

•	The first GPS satellite was launched in 1978.

•	A full constellation of 24 satellites was achieved in 1994.

•	Each satellite is built to last about 10 years. Replacements are constantly being built and launched into orbit.

•	A GPS satellite weighs approximately 2,000 pounds and is about 17 feet across with the solar panels extended.

•	Transmitter power is only 50 watts or less.

What's the signal?
GPS satellites transmit two low power radio signals, designated L1 and L2. Civilian GPS uses the L1 frequency of 1575.42 MHz in the UHF band. The signals travel by line of sight, meaning they will pass through clouds, glass and plastic but will not go through most solid objects such as buildings and mountains.

A GPS signal contains three different bits of information — a pseudorandom code, ephemeris data and almanac data. The pseudorandom code is simply an I.D. code that identifies which satellite is transmitting information.

Ephemeris data, which is constantly transmitted by each satellite, contains important information about the status of the satellite (healthy or unhealthy), current date and time. This part of the signal is essential for determining a position.

The almanac data tells the GPS receiver where each GPS satellite should be at any time throughout the day. Each satellite transmits almanac data showing the orbital information for that satellite and for every other satellite in the system.

Enhanced GPS
The term “enhanced GPS” is used loosely throughout the location services industry. There are several competing technologies on the market which are provided to enhance the performance of a GPS receiver.  Some examples include Oncore, SnapTrak, NEC, U-Locate, TrimTrac, etc.  Most of these GPS-enhancing technologies are network-assisted or network-based using GSM, CDMA, or other terrestrial networks.

Overview Of Assisted GPS
Assisted-GPS is a method of improving GPS performance. Two main benefits are seen:
Faster Time to First Fix (TTFF)
Acquisition in weak signal environments

These improvements in performance come with one penalty – the requirement for some type of cellular network to transmit the assistance data, and backend server technology to generate assistance data. To gain an understanding of the difference in performance between Assisted and Autonomous GPS, please view the performance numbers in the next section.

Overview of MS-Based Assisted GPS
MS (Mobile Station) Based Assisted GPS is a standard mode of GPS operation, tailored for fast acquisition and operation in weak signal environments. Position calculation occurs in the mobile unit, and does not require assistance beyond the initial Assistance packet, which is valid for up to two hours. This makes it ideal for application that need to generate a position regularly such as mapping LBS (Location Based Services) without loading the cellular network.

Overview of MS-Assisted Assisted GPS
MS (Mobile Station) Assisted A-GPS is a standard mode of GPS operation, suited to infrequent position fixes in weak signal environments. Position calculation occurs in the Cellular Network, completed in the PDE (Position Determining Entity). This type of A-GPS is suited to E911 applications where only the network side needs to know the position, rather than the mobile being ‘position aware’.

Overview of Autonomous GPS
Autonomous GPS, as the name suggests, requires no assistance data and is capable of outputting Position, Velocity and Time (PVT) autonomously. The limitation of this type of GPS is its inability to calculate initial position in weak signal environments. In order for the GPS to calculate its position, Ephemeris data is required locally to calculate precise satellite positions. The Ephemeris, and other satellite parameter data, is transmitted as a background serial stream as 50 bits per second. This data cannot be decoded initially at signal levels under –142dBm, and hence the limitation of the first autonomous fix to –142dBm. Once a position has been calculated, implying Ephemeris data is available locally, autonomous operation can continue in weal signal environments until the background decoded data has timed out, typically 2 hours max.

Network Based Location Service
There is also a terrestrial based set of technologies that determine a cellular users position using cell data and time of arrival measurements.  These services are mainly restricted to urban areas where the cell tower density is at its greatest and will only be available if the carrier supports it.

Sources of GPS signal errors
Factors that can degrade the GPS signal and thus affect accuracy include the following:

•
Ionosphere and troposphere delays — The satellite signal slows as it passes through the atmosphere. The GPS system uses a built-in model that calculates an average amount of delay to partially correct for this type of error.

•
Signal multipath — This occurs when the GPS signal is reflected off objects such as tall buildings or large rock surfaces before it reaches the receiver. This increases the travel time of the signal, thereby causing errors.

•	Receiver clock errors — A receiver's built-in clock is not as accurate as the atomic clocks onboard the GPS satellites. Therefore, it may have very slight timing errors.

•	Orbital errors — Also known as ephemeris errors, these are inaccuracies of the satellite's reported location.

•
Number of satellites visible — The more satellites a GPS receiver can "see," the better the accuracy. Buildings, terrain, electronic interference, or sometimes even dense foliage can block signal reception, causing position errors or possibly no position reading at all. GPS units typically will not work indoors, underwater or underground.

•
Satellite geometry/shading — This refers to the relative position of the satellites at any given time. Ideal satellite geometry exists when the satellites are located at wide angles relative to each other. Poor geometry results when the satellites are located in a line or in a tight grouping.

•
Intentional degradation of the satellite signal — Selective Availability (SA) is an intentional degradation of the signal once imposed by the U.S. Department of Defense. SA was intended to prevent military adversaries from using the highly accurate GPS signals. The government turned off SA in May 2000, which significantly improved the accuracy of civilian GPS receivers.

Concept Signoff

Deliverable

For

“RemoteMDx, Inc.
Offender Tracking Device”

Revision 1

January 11, 2005

Wireless Endeavors Inc. Suite 550 1212 31st Ave NE Calgary Alberta Canada T2E 7S8
Phone (403) 313 1241 Fax (403) 374 1706 Web www.wirelessendeavors.com

RemoteMDx - Internal Customer Review

Reviewer	Title	Signature	Date
Bruce Derrick	Project Manager, RemoteMDx
David Derrick	President, RemoteMDx
Randy Olshen	VP Sales, Universal Link Sys
Bryan Dalton	VP Operations, Universal Link Sys

Concept Signoff

This page is used to signoff on the Conceptual design of the OTD and acknowledges that both parties are aware of the contents of this document. The conceptual design is defined as the form factor of the device and does not cover the electronics or operational/functional requirements. The conceptual design is used to direct the industrial design team in their work with the design of the case, strap and charger and specifies the constraints for this design. The electronics design is only constrained to fit within the specified volume without jeopardizing the function performance.

A Primary and Secondary concept has been selected as identified in this document. The primary concept will be developed unless circumstances dictate that the secondary concept should be developed instead. Changes to the concept, may affect the cost and development time and will have a greater effect as the development proceeds.

A payment, associated with this milestone, is used to continue the engineering effort and to support the construction of the engineering and mechanical samples.

_____________________________	_____________________________
Dave McNab	Bruce Derrick
General Manager	Sr. Project Manager

Wireless Endeavors Inc.	RemoteMDx, Inc.
Suite 550, 1212 31st Ave. NE
Calgary Alberta Canada
T2E 7S8

_____________________________	_____________________________
Garry Bourns	Michael G. Acton
Business Development	Chief Financial Officer

Wireless Endeavors Inc.	RemoteMDx, Inc.
Suite 550, 1212 31st Ave. NE
Calgary Alberta Canada
T2E 7S8

1    Reference Documents

Product Specifications, Offender Tracking Device
Statement of Work for RemoteMDx, Inc. Offender Tracking Device

2    Primary Concept

CAT TALL

3    Secondary Concept

CAT WIDE

4    Assumptions

Device is to be worn against the skin with the sock rolled up beneath, pulled over top or not present. The sock will not normally be worn under the strap.

5    Guidelines

STATEMENT	PRIORITY	MEASURE	NOTES
GENERAL
Hypo-allergenic material to be used if possible	H		Strap and device
Does not create excessive body sweat	L	Air circulation may remove sweat	Less likely to create skin irritation
Does not absorb heat or become excessively hot enough to harm a person	L	If in direct sunlight does the device become excessively hot	Potential for skin burns
Must accommodate a low cut boot	M		Not expected to be a challenging design issue
STRAP
Ease of securing strap (Supervision officer)	H	Is it possible to secure improperly	Idiot proof
When attached, no visible screws	H
Strap attachment is mechanically stable under stress	H	- Survives physical blows - survives perpendicular torque force	Emphasis is on mounting points
Optical/electrical contact points mechanically stable under stress	H	- When under stress does not create false tamper alarms - contact points do not break under stress
BATTERY COMPARTMENT
Easily accessible, easy to change battery	H	- Battery easy to remove - cannot insert battery in wrong polarity
Retention mechanism/door is secure and robust	H	- Physical blows does not dislodge door - mechanism cannot be broken off
Robustness of battery contacts	H	- Not subject to corrosion - ability to clean contact points (accessibility) - pressure springs cannot be bent
Ability to drain water buildup	M		- Avoid corrosion
Ability to prevent dust, dirt, soap, etc buildup	M	- Avoidance of buildup - ability to clean compartment	Inserting battery from the side would significantly reduce buildup?

6    Maximum Size

Primary Concept	118 mm by 22 mm by 55 mm nominal dimensions or
A volume of 145 cc. (not including strap retention wings)

Secondary Concept	81 mm by 25 mm by 80 mm nominal dimensions or
A volume of 145 cc.

7    Aesthetics

The device should convey the agreed upon design cues which center around the sleek, stealthy aesthetics along the lines of the SWAT theme and some of the selected binocular product design. Overall design impression should focus on a “minimalist” look. Preferred colors are “gun metal” grey with minimal color transitions.

Initial client feedback was for symmetry and clean lines as shown in the primary concept.

Product Specifications

Revision 2.0

Offender Tracking Device

Model OTD01

Wireless Endeavors Inc. Suite 550 1212 31st Ave NE Calgary Alberta Canada T2E 7S8
Phone (403) 313 1241 Fax (403) 374 1706 Web www.wirelessendeavors.com

1	Product Specification Description

The Offender Tracking Device (“OTD”) is a device for state sponsored location tracking of select individuals primarily within the criminal justice system.  It includes the ability to fasten the device to the individual and provide continuous location information using the cellular network, a monitoring center, and a highly sensitive GPS module and antenna embedded within the product.  The software at the monitoring center can be programmed to notify officials in a variety of circumstances including when the unit is entering a preprogrammed exclusion area, exiting an inclusion area, when the binding strap is tampered with, or when the battery has not been adequately charged or properly replaced.

The intent of this product is to modernize the Offender tracking field by combining cellular technology, GPS technology, and monitoring center technology according to the methods implemented in other RemoteMDx, Inc. products and services.

2	Features

•	Designed for attachment to an Offender; detachable by destroying the attachment cuff.

•	High Sensitivity GPS module enabling the location calculation.

•	Dual band GSM/GPRS cellular radio for remote communications between OTD and monitoring center.

•	Messaging to and from OTD may use either SMS or GPRS transport mechanisms.

•	On a set interval, device automatically establishes geographic location plus current accounting of alarm parameters and immediately sends data record to monitoring center.

•	Immediate notification sent to monitoring center upon tamper detection, e.g. strap is disconnected or broken, housing is disassembled/shattered, etc.

•	Built in speakerphone and microphone, with recessed call button for compliance checks or notifying the monitoring center of an emergency.

•	Data encode-decode for communication of location coordinates, time & date, status for each alarm parameter.

•	3 multi-color LEDs for status and trouble-shooting.

•	OTD can vibrate to direct offender’s attention to other, more specific, sensory alerts

•	Built in siren that can be remotely operated by the monitoring center.

•	External battery slot with detachable battery.

•	External battery charger with extra battery.

•	Internal battery for continued monitoring during battery changes.

•	External Interface for programming device parameters.

•	Supports integration of AGPS services in future versions

3	Design Standards

3.1	Time of day
o	All reference to time and timestamps (location records, alarm records, curfew rules, operational logs, etc) are to be in UTC timezone.

4	Technical Specification

4.1	GPS Receiver
o	Motorola Oncore FS
o	Autonomous GPS	Standard
Autonomous Performance (per Oncore DataSheet)
▪	Time to First Fix
< 6 seconds typical Hot Start at @ -137dBm
< 30 seconds typical Warm Start @ -137dBm
< 40 seconds typical Cold Start @ -137dBm
▪	Accuracy	5 meter 50% 10 meter 95%
▪	Sensitivity	–142dBm acquisition and tracking
o	MS-based AGPS	Receiver contains functional blocks; compatible with future implementation
o	MS-assisted AGPS	Receiver contains functional blocks; compatible with future implementation
o	Assisted Performance (Typical, per Oncore DataSheet)
▪	Time to First Fix (2 second time uncertainty and 30km position uncertainty)
< 1s @ -137dBm
< 30s @ -150dBm
▪	Accuracy	20 meter 50% 50 meter 95%
▪	Sensitivity	–152dBm acquisition

4.2	Cellular Radio
o	Motorola G20
o	GSM/GPRS	SIM Card required
o	Cellular Network	Determined by Carrier

4.3	GPS Antenna
o	Sarantel GeoHelix
o	Frequency range	1575 MHz NA Standard GPS
o	Gain	-3.5 dBic
o	VSWR	2.0:1 typ., 2.3:1 max
o	Polarization	120 degree window centered on vertical axis
o	Size estimate	14mm x 14mm x 38mm helical

4.4	Cellular Antenna
o	Frequency range	NA 850 and 1900 MHz
o	Sensitivity	TBD
o	VSWR	TBD
o	Polarization	TBD
o	Physical constraints	Not to protrude from device case.

o	Size estimate	10mm x 10mm x 30mm max helical
54mm x 34mm x 4mm max planar

4.5	Front Panel Indicators
o	Physical constraints	must not protrude from case
▪	POWER	periodic pulses to indicate active state
▪	ALERT	illuminates when attention is required
▪	CALL IN PROGRESS	illuminates when the device is in a call
•	Blink – call setup
•	Fast blinks – busy
•	Solid – call established

4.6	Secure Access Panel
o	Provides access to SIM card and diagnostic interface
o	Secured via tamper-proof screws and optical tamper detection

4.7	SIM Card
o	SIM Card to be accessible via secure access panel
o	SIM is not accessible to offender
o	SIM presence detect to be active
o	SIM card memory may be used for configuration data

4.8	Diagnostic Interface
o	Serial communication (RS232 or USB), power supply and diagnostic signals
o	PC Based application to facilitate firmware programming
o
Command line interface (using Hyperterm, or similar software) supports (but is not limited to) modification of configuration (operational) parameters, running diagnostic routines, uploading of service log and to reinitialize any configuration parameters to their default values.[1]

o	WEI to provide hardware (equipment and cables) required for diagnostic interface.
o	Interface is used for accessing cellular parameters such as
▪	IMSI
▪	Call Center phone number,
▪	Configurable parameters, etc.

4.9	Buttons
o	CALL	Recessed oval shape (RED), pattern after existing MobilePAL

4.10	Speaker Phone
o	Nominal distance to user	5 feet
o	Handset operation is not required
o	Half-duplex communication minimum
o	Sound pressure level	80 dBA @ 30cm Nominal, 75 dBA min.
o	Remotely configurable speaker volume and MIC sensitivity
o	Remote Speaker ON/OFF control
o	Remote MIC ON/OFF Control
o	MIC and Speaker to be water resistant to 3 m

1 A PC-based GUI to simplify and automate diagnostic interface functions can be developed under an ECO.

4.11	Buzzer (Siren)
o	Mounted Position	contained in ankle device
o	Sound pressure level	90 dBA @ 30cm Nominal, 85 dBA min.
o	Configurable burst durations
o	Distinctive tones/modulations

•	Internal Rechargeable battery
o	Type	Li-Ion rechargeable preferred
o	Standby time	2 hours nominal, 1 hour min.
o	Capacity	TBD
o	Dimensions	TBD
o	Low battery warning	when voltage reaches a re-configurable voltage level a warning message is sent to the monitoring center and local alarm may be sounded
o	Monitoring center alerted when internal battery is in use
o	Internal battery is charged from primary battery when required.

4.12	OTD Physical Characteristics
o	Size	3.5”(H) x 2”(W) x 1.5”(D) not including wings
o	Weight	TBD
o	Color	TBD
o	Scuff resistant
o	Shaped to deflect incidental impact

4.13	Ankle Strap (OTD-Cuff)
o	Tamper resistant	Optical and electrical continuity
o	Temperature stable, will not shrink or expand over operating range
o	Replaceable
o	Hypoallergenic
o	One size cut to fit all

4.14	External rechargeable batteries
o	Charging	One battery is charging while other is in use
o	Type	Li-ion rechargeable
o	Standby time	48 hours nominal, 30 hours minimum
o	Capacity	TBD
o	Dimensions	TBD
o	Low battery warning	re-configurable voltage level
o	Physical constraint	battery MUST retain connection and structural integrity when subjected to physical impact

4.15	Battery Charger
o	Type	Li-ion rechargeable
o	Charge time	5 hours Maximum
o	Capacity	2 batteries at once
o	Dimensions	TBD
o	Charge indicator	Flashing when charging, steady ON when fully charged

4.16	Environmental Conditions
o	Operating Temperature	-20 to +60 degrees Celsius
o	Operating Humidity	TBD
o	Storage Temperature	-30 to +70 degrees Celsius
o	Storage Humidity	TBD
o	Water resistant	up to 3 meters.
o	Impact resistant	Drop from 1 m onto concrete, minimum

4.17	Approvals and Certification
o	FCC	Parts 15, 22, 24
o	SAR	Specific Absorption Rating
o	IC	Industry Canada
o	UL	Underwriters Laboratory
o	PTCRB/CDG	GSM
o	Carrier	Specific to carrier

4.18	Expansion Considerations
o	Allow PCB space & packaging space to accommodate for local RF communication device[2]
o	Allocate at least 3 inputs to the microprocessor for incorporation of yet to be defined event triggers (e.g. ability to initiate call via an alternate method from standard “Call” button)

2 It is expected that a local point-to-point RF communication device will be required in a staggered phase of development.  This will be pursued under an ECO.

5	Functional Specifications

5.1	Power ON
o	Device will power ON after the call button is pressed. This would normally be done during manufacturing testing and commissioning of the OTD on an offender.
o	If the diagnostic interface is attached, the device will enter configuration mode.
o	If neither the strap nor the diagnostic interface is attached, the OTD will enter self-test mode and indicate status and finally power down
o
If strap is detected and the diagnostic interface is not connected, then unit assumes normal operation. Provided the OTD has been properly configured, it begins transmissions of location records and other pertinent data.

o	Visible LEDs provide confirmation that device is powered on and active

5.2	Power OFF
o	Once running in normal operation, the device can only be powered off remotely via a message received from the monitoring center
o	If the external battery is removed and the internal battery is depleted to 5% of capacity, the unit will power off
o	Visible LEDs provide confirmation that device is in an inactive state (i.e. no illumination)

5.3	Installation of OTD
o
Access panel must be removed to insert a SIM into the SIM socket, and the panel then secured.  At this time, it is unknown whether the OTDs will be deployed with a SIM already installed, or whether the Supervisor must install one prior to deploying the OTD on an offender.

o	Supervisor secures the OTD to the offender with the OTD-Cuff
▪	A strap is pre-cut to length to fit the offender; straps of varying lengths may be inventoried or installers may cut to fit at time of installation—this will be defined as work progresses
▪	One cuff end is attached to the OTD with tamper-resistant screws
▪	OTD and cuff are placed around ankle
▪	Other cuff end is attached to the OTD with tamper-resistant screws
o	Supervisor presses the call button to power on the OTD[3]
o	A chirp will sound to indicate whether the connection is secure or not
o	The OTD will fast-blink the alert LED until it establishes a link to the network
o	The alert LED will slow-blink once network communication is established
o	Activation command is received from server.
OTD may send it’s hardware serial number and SIM IMSI number to the server to identify itself to the system.[4] Purpose for Activation command:
- Ensure required offender and tracking setup information has been entered into database
- Database now flags Offender account as “Tracking: ACTIVE”[5]
o	If the OTD has been pre-activated, a chirp will sound to signal the device is ready
o	If the OTD has not been pre-activated, the Supervisor must then activate the OTD

3 Future implementation (under ECO) may include a pre-recorded message to report status of OTD power up checklist and remind user to send activation command from server.

4 Future implementation (under ECO) may include a pre-recorded message to report “Device and Tracking are active”

5 Future implementation (under ECO) may include a pre-recorded message to confirm to supervision officer all systems go for tracking

5.4	Activation of OTD
o	Process A (via voice call from the device to the monitoring center)
▪	A call is made to the monitoring center
▪	The monitoring center sends a connect message to the OTD
▪	The alert indicator goes off and a chirp will sound
▪	The OTD is now operational
o	Process B (via internet connection to monitoring center)
▪	The supervisor signs into a secure web site
▪	The supervisor sends a disconnect message to the device[6]
▪	The alert indicator goes solid on
▪	The strap can then be cut off, or the tamper resistant screws removed; this must be done within 10 minutes or the device is rearmed
▪	The alert indicator goes off
▪	The device powers itself off
o	Alternatively, OTDs may be pre-activated before they are installed in which case the activation phase is automatic

5.5	Deactivation of OTD
o	Process A (via phone call to monitoring center)
▪	A call is made to the monitoring center
▪	The monitoring center sends a disconnect message to the OTD
▪	The alert indicator goes solid on
▪	The strap can then be cut off, or the tamper resistant screws removed; this must be done within 10 minutes or the device is rearmed
▪	The alert indicator goes off
▪	The device powers itself off
o	Process B (via internet connection to monitoring center)
▪	The supervisor signs into a secure web site
▪	The supervisor sends a disconnect message to the device
▪	The alert indicator goes solid on
▪	The strap can then be cut off, or the tamper resistant screws removed; this must be done within 10 minutes or the device is rearmed
▪	The alert indicator goes off
▪	The device powers itself off
o
Field implementation of strap anticipates strap is to be cut to be removed or tamper-resistant screws removed.  For sales presentation purposes standard screws can be used to provide a non-destructive method to attach and remove the device.

6 Future implementation (under ECO) may include a pre-recorded message.

5.6	Front Panel Indicator(s)
o	Power indicator pulses green for 0.5 second once every 5 to 60 seconds
▪	Low battery warning is indicated using red pulses
o	Alert indicator pulses a variable number of times to indicate different situations. Possible alerts could be:
▪	1 – report to monitoring center
▪	2 – location violation
▪	3 – curfew violation
▪	4 – stuck button
▪	5 – 8 available
o
Call In Progress (CIP) Indicator blinks when the device is attempting to call the monitoring center after the call button has been pressed. The indicator is on solid while actually engaged in a call. For data exchanges to the server, no indication is given. When the monitoring center is attempting to contact the device for a voice call, the indicator will blink every 3 seconds during the ringing interval. During this ringing interval the vibrator may be activated as well. If the called number is busy, the CIP LED will do a quick flash sequence then hang up.

5.7	Call Button
o	The call button must be pressed for a minimum of 2 seconds and released once a beep is heard. Pressing the button for 2 second longer after the beep cancels the call.
o	Pressing the call button for more than 2 seconds while in a call initiates a call hang-up.
o	Calls from the Monitoring center cannot be terminated by the offender. The device will detect the Loss of Carrier and hang up automatically.
o	Outgoing calls will have a configurable maximum duration.
o	Incoming calls only limited by battery life or coverage. Upon timeout the device will automatically hang up.
o	Pressing the button for 7 seconds initiates a device self-test. [7]
o	Ability to establish an outbound call can be disabled via GPRS or SMS command as an option to block abusive use of service.
o	Once actively tracking, the ability for user initiated self-test is disabled.

5.8	Speaker Phone
o	The speaker phone includes
▪	Speaker
▪	Microphone
▪	Speaker volume control, network controlled
▪	Microphone gain control, network controlled
▪	Half or full duplex operation (to be determined)
▪	Speaker on/off control, network controlled
▪	Microphone on/off control, network controlled
o	The speaker phone is activated by either
▪	A network initiated call to the offender
▪	A call to the monitoring center by the offender
o	The speaker phone will only accept voice calls
▪	Based on a configuration setting
•	from authorized numbers only
•	from any number
•	from monitoring center only
o	The authorized numbers are re-configurable

7 Future implementation (under ECO) may include a pre-recorded message to report pass/fail for self test categories.

5.9	Siren (Buzzer)
o	The siren is a high volume beeper which is capable of
▪	Multiple tone durations
▪	Multiple modulation schemes
o	Siren will be generated by audio speaker

5.10	Vibration Motor
o	The vibrate feature of the device is used to alert the offender on an incoming call.
▪	The vibrate sequence is consistent with the ring signals
o	The vibrate is also used to alert the offender when the primary battery is low
▪	The vibrate sequence is a programmable number of vibration bursts
▪	The vibration burst is also configurable.

5.11	Pre-recorded Voice Messages
•	Pre-recorded voice messages are not covered under this statement of work. They will be incorporated into the design under an ECO.

5.12	Exchanging Batteries
o	The primary battery can be exchanged for a fully charged battery when it has discharged.
o	The primary battery is first removed from the device
o	An extended beep is sounded
o	If the battery is replaced within 1 minute the beeper is not sounded again
o	If the battery is not replaced within 1 minute, the beeps become more frequent.
o	If the battery is not replaced within 5 minutes the beeper sounds for 10 seconds, goes off and stays off.
o	A message is sent to the monitoring center alerting them to the situation
o	Low power mode is initiated and persists until the internal battery is depleted or a fresh battery is replaced.
o	Once a fresh battery is detected after an extended interval without a battery, the monitoring center is alerted that a new battery has been attached.

5.13	Tamper Detection
o	The device continually monitors several items in an effort to detect tampering
o	When a monitored item is detected as being active, the device performs a check to verify it and ensure the alarm was not a glitch in the system.
o	Once a tamper item is verified, an alert is immediately sent to the monitoring center
o	A location fix is taken and recorded.
o	Data is stored in secure memory
o	Further action can be defined and implemented as needed
o	Tamper detection sensors
▪	OTD-Cuff disconnect (continuity)
▪	OTD-Cuff disconnect (optical)
▪	Case open or shattered
▪	Low primary battery
▪	Low secondary battery
▪	No primary battery
▪	Security access panel opened
▪	SIM removal

5.14	Other Alarm Conditions
o	Option to raise local audio alarm if unable to communicate with monitoring center for a given period of time (e.g. 40 minutes)
o	Loss of modem communication timeout
o	Loss of GPS acquisition timeout
o	May incorporate temperature or moisture detection

5.15	Network Initiated Activities
o	The network (monitoring center) can initiate activities at the device remotely
o	The monitoring center sends messages to the device to initiate activities
o	Password authentication may be supported such as IMSI combined with a secret key as the password
o	The messages are encrypted
o	Activities may include
▪	Report location
▪	Report configuration, version, etc.
▪	Receive voice call
▪	Download, clear data logs
▪	Upload firmware revision
▪	Configure parameters
▪	System check
▪	Eavesdrop
▪	Activate/deactivate audible alarms
▪	Adjust microphone or speaker volume for voice communication
▪	Query RSSI

5.16	Exception Handling
o	GPS failure
▪	Logged as failed
▪	Future revisions may augment using assisted GPS
o	Cellular Failure
▪	Voice
▪	SMS
▪	Data
▪	If transmission is unsuccessful, delay a nominal time and retry

5.17	Incoming Voice/Data
o	Incoming voice calls are signaled using any or all of the following
▪	Speaker
▪	Siren last signal prior to going off hook
▪	Vibrate
o	Audible/mechanical alerts stop when voice call is engaged.
o	Voice call can be engaged
▪	Automatically after three rings
▪	After the call button is pressed for two seconds
o	Offenders are not permitted to cancel incoming calls via the call button

5.18	Location Determination
o	Location data record will include a field to identify the type of location service used (Autonomous GPS, MS-based AGPS; MS-assisted AGPS, etc.)
o	Standard NMEA sentences are reported by the Autonomous GPS receiver; these are parsed and stored in the locationing history as a minimal data record[8]
▪	The GPS coordinates of the offenders location can be derived ONLY if sufficient satellite signals are available to perform the calculations
▪	In future implementations, sensitivity and time to first fix can be increased using MS-based AGPS enhancements AND the device can successfully communicate the data to and from the network.
▪	GPS readings will be obtained at periodic intervals following an algorithm to conserve power and still maintain geo-fencing checking
▪	Location coordinates can be requested by the monitoring center.
o	Each location record may also include
▪	summary of current alarm status for each parameter monitored by OTD
▪	indicator of current cellular signal strength
o	Location history is stored locally in the device until it is successfully communicated to the monitoring center.

5.19	PC Test Application
o	Primarily developed for WEI’s testing of the over-the-air interface and remote commands
o	Will be developed using the .net framework on Windows 2000 or XP
o
Peer-to-peer based, and may not support: multiple devices (simultaneously), databases, broadcast scenarios, scalabilty, persistence of sockets, redundancy, web interfaces or other platforms and operating systems

o	Unsupported code may be used to as groundwork for a real API for server development

8 Future implementation (under ECO) may require implementation of MS-Assisted location on an on-demand locationing request (i.e. only provided when manually requested over data network or SMS)

5.20	Remote Command Summary
 May include (not limited to the following):

Command	Notes on Usage
Activate tracking
After securing device to Offender, Supervision officer logs into monitoring center db enters details regarding Offender, assigns supervision officer then clicks on button to activate device.  Activation command is sent to OTD (activation command can only be sent if all key Offender information fields have been populated).

Deactivate tracking
Disable microphone
Enable microphone
Disable audio (speaker)
Enable audio (speaker)
Disable vibrator
Enable vibrator
Immediate locate request, via - SMS (during an active call) - GPRS network (no active call)
Ability to explicitly request either GPS locationing or MS-based locationing (i.e. GSM locate).
E.g. Monitoring center has been informed by offender that they have removed themselves from an exclusion zone.  The operator needs to confirm this statement before disconnecting the voice call.

Perform Self-Test	Result of diagnostic to be transmitted across data channel back to requesting service.
Retrieve current "Operations Audit Log"
Report software version, hardware component versions and configuration parameter settings	Parameter settings: Timers, speaker volume, mic gain, locationing frequency, etc. Reporting of configuration parameter values may be of format: <parameter_name>=<value><unique_delimeter>
Software adjustable speaker volume and microphone sensitivity
Default levels to be established in firmware.  Important to have ability to adjust both settings independently on the fly by remote command from the monitoring center during an active voice conversation with OTD.   Allow for change to be a permanent change or temporary (i.e. just for duration of call)

Command acknowledgment (from OTD)	In response to any command sent to the OTD, the OTD must send a reciprocating command acknowledgement which includes explicit identification of the specific command it is acknowledging
Initialization of configuration parameters
Ability to upload new settings (complete set only) via data channel and permanently store to configuration memory (timeouts, delays, timing).  Audit log should also store timestamp for when update was received.

Block ability to establish outbound calls	Ability to establish an outbound call can be disabled via GPRS or SMS command as an option to block abusive use of service

Block ability to establish inbound calls
A second independent command allows blocking of incoming voice calls.

This is not pertinent to Offender tracking but is pertinent for GPS-3000 in the event that we need to block both inbound and outbound calling as a means of remotely canceling service.   The device must still respond to GPRS commands as normal (i.e. full service could be resumed via remote command from the monitoring center).

Purge contents of Operations Audit log
History reset
Clear all tracking history, internal logs, status registers, geofence rules, etc.  This would be used to clear historical information in preperation for redeployment.
(Resets can be establised via GPRS command or via wired programming interface)

Reset to Default Configuration
Reset all configurable parameters to standard deployment defaults.  This is not to affect any tracking history, internal logs, status registers, or geofence rules.  This would be used to reset device to a known state of configuration in the event of erratic or unexplained behavior.  (Resets can be established via GPRS command or via wired programming interface).  Reset behaviour should be developed under context that
- command could be issued to an active device currently in the field (i.e. tracking services would continue uninterrupted following reset)
- any offender specific information required for continuation of tracking services is not lost

Suspend audio alarm
Auto Suspend for 2 minutes.  At initiation of an outgoing or incoming voice session any active audio alarm needs to be automatically silenced or reduced to a low enough volume to allow voice communication to occur above noise of the alarm.

Disable audio alarm	Require ability to disable audio alarm in event of false alarms
Report Device RSSI	Allows on-demand monitoring of the cellular signal strength
Report IMSI	Returns IMSI of SIM
Report MISDN	Returns Phone Number if provider has configured SIM register
Report Manufacturing Serial Number of Device
Report Model Number of Device
Report Hardware Version
Report Firmware Version
Configue GeoFence Parameters
Allows for configuration of the geographic inclusion and exclusion zones and curfew rules curfew: one or more rule instances specifying a location, a radial perimeter boundary, enforcement time window (time and day of week)

Report GeoFence Parameters
Authenticate Device	This is a communication handshake to initate secure communication between OTD and server.
Alarm from Device	Tamper alert, low battery, no GPS coverage, curfew violation, GeoFence violation, device failure
Report Status of Battery	Allows remote monitoring of the battery capacity

5.21	Data Packet Construct
o	Include construct of communications protocol version in packet header.

5.22	Geofence
o	Compliance to geofence restrictions to be performed internally by OTD.
o	Assessment includes automated evaluation for inclusion zones and exclusion zones. Rules may be time specific, activated by time of day (i.e. curfews) or day of the week stipulations.
o	Requirements for geofence operation will be discussed with and approved by, RemoteMDx.

5.23	Logging Functions
(capacity dependent on available memory)
o	Offender Tracking
▪	During normal operation the device will record location, signal strength, alarms, cellular signal strength, etc.
▪	These records will be stored locally until they are successfully transferred or communicated to the monitoring center
▪	Records will also include time stamp and offender device ID.
▪	If the unit has not initiated communication to the monitoring center for a defined interval or by a specific time of day, a check-in message is sent to the monitor center.
o	Operations Audit log
▪
Audit log is important for troubleshooting potential service issues (hardware failures, cellular reception issues, battery problems).  It is also critical for post-event analysis to substantiate or refute offender claims.  A successful design will allow recreation of events and actions of the offender (including time & date).

▪
Logged events may include but not limited to:  crossing battery charge thresholds; External battery state change (battery removed, battery inserted, charge level at of insertion); failed attempt to upload communication record; outbound call initiated; outbound call setup failure (recording network error code would be useful if available); inbound call arrival; call duration; call drop; alarm condition raised/exited/suspended/canceled; strap disconnect authorization received; strap disconnected (this event is not necessarily an alarm condition but should always be logged); command received from monitoring center to change one or more operational parameters (server logs details)

▪	Upload of Audit Log to Monitoring Center’s server can occur via
•	Manual request from monitoring center
•	Daily upload initiated by OTD
•	Unscheduled upload initiated by OTD to free up OTD storage space

5.24	Messaging Protocol
o	A messaging protocol will be used that
▪	Reduces volume of data transmitted
▪	Is easily used by monitoring center and OTD device
▪	Encompasses variables and functions already listed in the SOW
▪	Permits expansion for new variables and functions
▪	Is secure
o	The messaging protocol will permit communication to/from device and server including, but not limited to:
▪	Geo-fence data files download to the device
▪	Configuration parameters download to the device
▪	Data logs, records, diagnostic report and report of current parameter settings uploaded to server
o	Server application is not included as part of this SOW
o	A PC-based test application will be provided to exercise the functionality of the device including all protocols and message types

5.25	Over-The-Air Firmware Update
o	This feature may be implemented in the device firmware, and is dependent on having sufficient flash memory in the device

5.26	Over-The-Air Diagnostics Interface
o	The device will periodically perform diagnostic processes to ensure reliable operation
o	The network can initiate a complete diagnostic check through messaging
o	Diagnostic results are logged
o	Diagnostic alerts are communicated to the monitoring center when detected
o	Server application are not included as part of this SOW
o	Requests can be initiated using either SMS or Packet data

5.27	Local Diagnostics Interface
o	The device may be capable of performing most of the same functions as the over-the-air diagnostics interface
o	Will support firmware programming of the device
o	Will provide a connection to a host PC to aid in configuring or troubleshooting the device